                                                            RULE 424(b)(3) & (c)
                                                            REG. NO. 333-24793

    PROSPECTUS SUPPLEMENT DATED MAY 9, 1997, TO PROSPECTUS DATED MAY 7, 1997

                                 490,000 Shares

                                 CEPHALON, INC.
                                  COMMON STOCK


                               RECENT DEVELOPMENT

        On May 8, 1997, the Peripheral and Central Nervous System Drugs Advisory Committee (the "Advisory Committee") of the U.S. Food and Drug Administration (the "FDA") found, by a vote of 6 to 3, that there was not substantial evidence that MYOTROPHIN(R) (rhIGF-I) Injection is effective in the treatment of amyotrophic lateral sclerosis ("ALS" or "Lou Gehrig's disease"). The
Advisory Committee's finding was requested by the FDA in conjunction with its review of a New Drug Application submitted by Cephalon, Inc. (the "Company") and Chiron Corp. for clearance to market MYOTROPHIN Injection for the treatment of ALS.

        These statements are included in the Company's Current Report on Form 8-K, dated May 8, 1997, reference to which is added under the caption "Incorporation of Certain Documents by Reference."

        All statements in the Prospectus dated May 7, 1997 (the "Prospectus"), relating to the Company's new drug application for use of MYOTROPHIN (rhIGF-I) in treating ALS are modified, and to the extent inconsistent herewith, superseded by the statements under "Recent Development" in this Prospectus Supplement.


                              SELLING STOCKHOLDER

        The table under the caption "Selling Stockholder" in the Prospectus is replaced by the following:


                                                                                         BENEFICIAL OWNERSHIP
                                                                                            AFTER OFFERING
                                  NUMBER OF SHARES                               -----------------------------------
NAME OF                           BENEFICIALLY OWNED      NUMBER OF SHARES            NUMBER OF
SELLING STOCKHOLDER               PRIOR TO OFFERING         BEING OFFERED              SHARES                PERCENT
-------------------               -----------------       ----------------       --------------------        -------
Swiss Bank Corporation,
  London Branch                       750,000(1)              490,000                 260,000(1)               1%

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(1) Includes 260,000 shares of Common Stock, which were acquired in the open market after May 1, 1997, and may be sold from time to time.